Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BURGER KING HOLDINGS, INC.
ARTICLE ONE
          The name of the corporation is Burger King Holdings, Inc. (hereinafter called the “Corporation”).
ARTICLE TWO
          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“DGCL”), as the same may be amended from time to time.
ARTICLE FOUR
          The total number of shares which the Corporation shall have the authority to issue is two hundred thousand (200,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 (one cent) per share.
ARTICLE FIVE
          The directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.
ARTICLE SIX
          The Corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE SEVEN
          Section 1. Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the written request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) incurred or suffered by such Indemnittee in connection with a proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this Article Seven with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
          Section 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this Article Seven, an Indemnitee shall also have the right to be paid by the Corporation for expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (“advancement of expenses”); provided, however, that if required by the DGCL, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article Seven or otherwise. Expenses incurred by other employees, fiduciaries and agents who are considered Indemnitees hereunder may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
          Section 3. Procedure for Indemnification of Directors and Officers. Any indemnification or advancement of expenses under this Article Seven shall be made promptly, and in any event within thirty (30) days, upon the written request of the Indemnitee, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days. If a determination by the Corporation that the Indemnitee is entitled to indemnification pursuant to this Article Seven is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days (or 20 days in the case of a claim for advancement of expenses), the right to indemnification or advancement of expenses as granted by this Article Seven shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Seven or otherwise, shall be on the Corporation.
          Section 4. Requested Services. Any person serving as a director, officer or equivalent executive of (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is owned, directly or indirectly, by the Corporation, or (ii) any employee benefit plan of the Corporation or of any corporation referred to in clause (i), shall be deemed to be doing so at the written request of the Corporation for purposes of Section 1 of this Article Seven.
          Section 5. Nonexclusivity of Article Seven. The rights to indemnification and the payment of expenses conferred in this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
          Section 6. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or this Article Seven.
          Section 7. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Seven and who are or were employees, fiduciaries or agents of the Corporation, or who are or were serving at the request of the Corporation as employees, fiduciaries or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors to the fullest extent of this Article Seven.
          Section 8. Contract Rights. The rights conferred under this Article Seven shall be deemed to be a contract right between the Corporation and each Indemnitee and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, fiduciary or agent, or if the the relevant provisions of the DGCL or other applicable law cease to be in effect. Such contract right shall vest for each director, officer, employee, fiduciary and agent at the time such person is elected or appointed to such position, and no repeal or modification of this Article Seven or any such law shall affect any such vested rights or obligations then existing with respect to any state of facts or proceeding arising after such election or appointment.
          Section 9. Merger or Consolidation. For purposes of this Article Seven, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, fiduciaries or agents, so that any person who is or was a director, officer, employee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Seven with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
ARTICLE EIGHT
          The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.
ARTICLE NINE
          The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL), the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article Nine shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit; provided, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(a)(7)) to permit the further limitation of elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article Nine shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. This Article Nine shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Nine becomes effective. No amendment to or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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